EXECUTIVE RETENTION AGREEMENT
This Executive Retention Agreement (the "Agreement") is effective as of April 7, 2011 (the "Effective Date"), by and between John T. Bibb (the "Executive"), and Kinetic Concepts, Inc. ("KCI") (together the "Parties").
RECITALS
WHEREAS, the Executive is presently employed by the Company as Senior Vice President, General Counsel and has significant strategic and management responsibilities necessary to the continued successful operation of the Company's business;
WHEREAS, the Board of Directors of KCI (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive; and
WHEREAS, the Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive's termination of employment under the circumstances described herein that provide the Executive with the financial incentive and encouragement necessary to remain with the Company on a long-term basis.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:
1.Term of Agreement. KCI and the Executive agree that this Agreement will be in effect from the Effective Date until the termination of the Executive's employment with the Company.
2.    At-Will Employment. While this Agreement is in effect, the Executive's employment with the Company shall continue to be at-will and, as such, may be terminated by the Executive or the Company at any time, for any reason and with or without advance notice, subject to the Company's severance obligations set forth herein.
3.    Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)    Affiliate. "Affiliate" means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.
(b)    Average Annual Bonus. "Average Annual Bonus" means the average of the annual bonus paid to the Executive during the three completed calendar years preceding the year of calculation or, if the Executive has been employed by the Company for less than three complete calendar years, the average of the annual bonus paid to the Executive during each completed calendar year preceding the year of calculation.

(c)    Cause. "Cause" means conduct involving one or more of the following: (i) the substantial and continuing failure of the Executive to render services to the Company in accordance with the Executive's obligations and position with the Company, other than due to Disability; provided that the Company provides the Executive with adequate notice of such failure and, if such failure is capable of cure, the Executive fails to cure such failure within 30 days of the notice; (ii) failure to use reasonable business judgment in executing or following any specific and lawful directive or instruction from the Executive’s immediate supervisor, KCI’s Chief Executive Officer or the Board; (iii) dishonesty causing financial or reputation harm to the Company, gross negligence, or breach of fiduciary duty; (iv) the Executive's indictment of, conviction of, or no contest plea to, any felony, or an act of theft, fraud or embezzlement; or (v) a material breach of the terms of an agreement between the Executive and the Company or a material breach of any Company policy. The Executive's employment with the Company shall be deemed to have terminated for Cause if, within 12 months after the Executive's employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause; in which case, the Executive may be required to repay to the Company any severance benefits to which he or she would not have been entitled upon a termination for Cause.
(d)    Change in Control. "Change in Control" means a change in the ownership or control of KCI, effected through any of the following events:
(i)    any "Person" (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended), or "Group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of KCI (not including in the securities Beneficially Owned by such Person any securities acquired directly from KCI) representing 50% or more of KCI's then-outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or
(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of KCI) whose appointment or election by the Board or nomination for election by KCI's shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)    there is consummated a merger or consolidation of KCI with any other corporation other than (A) a merger or consolidation which would result in the voting securities of KCI outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of KCI or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a re-

capitalization of KCI (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of KCI (not including in the securities Beneficially Owned by such Person any securities acquired directly from KCI) representing 50% or more of the combined voting power of KCI's then-outstanding securities; or
(iv)    the shareholders of KCI approve a plan of complete liquidation or dissolution of KCI or there is consummated an agreement for the sale or disposition by KCI of all or substantially all of KCI's assets, other than a sale or disposition by KCI of all or substantially all of KCI's assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of KCI immediately prior to such sale.
Notwithstanding the foregoing, with respect to any severance benefits that are not exempt from Section 409A of the of the Internal Revenue Code of 1986, as amended (the "Code"), "Change in Control" shall mean a change in the ownership or effective control of KCI or in the ownership of a substantial portion of the assets of KCI under Code Section 409A(a)(2)(A)(v) and regulations thereunder.
(e)    Company. "Company" means KCI and any Subsidiary or Affiliate of KCI.
(f)    Disability. "Disability" means that the Executive is unable, with or without reasonable accommodation, to perform one or more essential functions of his or her position as an executive of the Company as the result of the Executive's incapacity due to physical or mental impairment for more than 90 days (not necessarily consecutive) in any 180-day period.
(g)    Good Reason. "Good Reason" means, in order to be a Qualifying Termination, one or more of the following, without the Executive's written consent: (i) the material reduction of the Executive's duties and/or responsibilities, which is not cured within 30 days after the Executive provides written notice to KCI; provided, however, it shall not be considered Good Reason if, upon or following a Change in Control, the Executive's duties and responsibilities remain the same as those prior to the Change in Control but the Executive's title and/or reporting relationship is changed; (ii) the material reduction of the Executive's base compensation (which is not cured within 30 days after the Executive provides written notice), other than across-the-board decreases in base compensation applicable to all executive officers of the Company; or (iii) the relocation of the Executive to a business location in excess of fifty (50) miles from the location of the Executive's employment with the Company on the Effective Date (which is not cured within 30 days after the Executive provides written notice). To be considered a resignation from employment on account of Good Reason, the Executive must: (i) provide written notice to KCI (stating that Executive believes one or more of the Good Reason conditions described above exists) within 30 days from the date the Executive becomes aware of the initial existence of such condition, upon the notice of which the Company shall be provided a period of 30 days during which it may remedy the condition, and (ii) resign within 30 days of the Company's failure to cure such condition.

(h)    Qualifying Termination. A "Qualifying Termination" means the Executive's (i) termination of employment by the Company without Cause; or (ii) the Executive's resignation from employment with the Company for Good Reason.
(i)    Subsidiary. "Subsidiary" means any corporation (other than KCI) in an unbroken chain of corporations beginning with KCI, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
4.    Severance Benefits Upon a Qualifying Termination.
(a)    Qualifying Termination in Connection with a Change in Control. If the Executive experiences a Qualifying Termination upon or within 24 months following a Change of Control, then the Executive shall be entitled to receive the following severance benefits, which shall be in addition to any salary earned and vacation accrued up to and including the Executive's Separation Date (as defined below): (i) a severance payment in the amount of two times the sum of the Executive's then current annual base salary plus annual target bonus (disregarding any reduction in base compensation constituting Good Reason, if the Executive's Qualifying Termination is for such Good Reason), payable as a lump sum payment within five business days of the date of the Qualifying Termination, subject to Section 6(a) below; and (ii) if the Executive timely elects COBRA health insurance continuation coverage at the same, or a lower, level of coverage as the Executive had elected prior to his or her Qualifying Termination, the Company shall reimburse the Executive for the full COBRA premium payment made by the Executive, until the earliest of: (A) 18 months following the Separation Date, (B) the date the Executive fails to make timely payment of COBRA premiums and/or terminates his or her election of COBRA coverage, and (C) the date the Executive becomes eligible for comparable health insurance coverage (as an employee or otherwise), that does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or a covered family member. The Executive acknowledges that the Company's reimbursement to the Executive of the full COBRA premium payment made by the Executive will be taxable income to the Executive.
(b)    Qualifying Termination not in Connection with a Change in Control. If the Executive experiences a Qualifying Termination that is not in connection with a Change of Control as described in Section 4(a) above, then the Executive shall be entitled to receive the following severance benefits, which shall be in addition to any salary earned and vacation accrued up to and including the Separation Date: (i) a severance payment in the amount of the Executive's annual base salary plus Average Annual Bonus (disregarding any reduction in base compensation constituting Good Reason, if the Executive's Qualifying Termination is for such Good Reason), payable as a lump sum payment within five business days of the date of the Qualifying Termination, subject to Section 6(a) below; and (ii) if the Executive timely elects COBRA health insurance continuation coverage at the same, or a lower, level of coverage as the Executive had elected prior to his or her Qualifying Termination, the Company shall reimburse the Executive for the full COBRA premium payment made by the Executive, until the earliest of: (A) 12 months following the Separation Date, (B) the date the Executive fails to make timely payment of COBRA premiums and/or terminates his or her election of COBRA coverage, and

(C) the date the Executive becomes eligible for comparable health insurance coverage (as an employee or otherwise), that does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or a covered family member. The Executive acknowledges that the Company's reimbursement to the Executive of the full COBRA premium payment made by the Executive will be taxable income to the Executive.
5.    Termination of Executive's Employment Other than a Qualifying Termination
(a)    Termination on Account of Executive's Disability or Death. If the Company terminates the Executive's employment as a result of the Executive's Disability or due to the death of the Executive, then the Executive shall not be entitled to receive any severance benefits and shall only be entitled to receive any salary earned and vacation accrued up to and including the Separation Date; provided, however, that this provision shall not have any effect upon any rights the Executive or the Executive's estate may have under the terms of any Company short- or long-term disability policy or life insurance policy.
(b)    Termination for Cause or Resignation without Good Reason. If the Executive is terminated for Cause or resigns from employment without Good Reason, then the Executive shall not be entitled to receive any severance benefits and shall only be entitled to receive any salary earned and vacation accrued up to and including the Separation Date
6.    Conditions to Severance Benefits.
(a)    No severance benefits shall be provided under Sections 4(a) or (b) above unless and until the Executive, in consideration of such benefits has executed, returned, and not revoked, during any revocation period required by applicable law, a Separation and Release Agreement in substantially the form attached hereto as Exhibit A (the "Release"), which Release the Company shall deliver to the Executive within five business days of the date of the Qualifying Termination.
(b)    The Executive acknowledges and agrees that he or she is not entitled to any severance, change in control or any other payments or benefits provided under the terms of the Kinetic Concepts, Inc. Severance Pay Plan, as amended, or any offer letter, agreement or memoranda, or similar agreement, plan or arrangement, whether written or oral, relating or referring to employment, severance, or any benefits or payment the Executive may receive upon termination of employment for any reason, other than the Company's stock incentive plans, any agreements listed in Exhibit B, or qualified or non-qualified retirement benefit plans that provide for specific benefits.
(c)    All payment of severance benefits under this Agreement are intended to be exempt from, but in the alternative shall comply with, Code Section 409A.
(d)    All cash and cash equivalent bonus and incentive compensation paid to the Executive is subject to the Company's Compensation Adjustment Policy, which is hereby incorporated by reference. This Section 6(d) shall survive the termination of the Executive's employment with the Company.

7.    Successors.
(a)    Company's Successors. Any successor (or parent thereof) to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall be legally bound by this Agreement and shall assume and agree to perform the obligations under this Agreement in the same manner and to the same extent as KCI and/or the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor (or parent thereof) to the Company's business and/or assets.
(b)    Executive's Successors. All rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, as described in Section 5(a). The Executive shall have no right to assign any of his or her obligations or duties under this Agreement to any other person or entity.
8.    Notice.
(a)    General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address that the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to KCI's corporate headquarters, and all notices shall be directed to the attention KCI's General Counsel.
(b)    Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by a written notice of termination to the other Party hereto. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.
9.    Arbitration. All disputes relating to or arising out of this Agreement or otherwise in connection with the Executive's employment with, or termination from, the Company, shall be settled by binding arbitration, in San Antonio, Texas, in accordance with the Company's standard arbitration policy and procedures.
10.    Code Section 409A.  This Agreement is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and will be administered, construed, and interpreted in accordance with such intent. If any provision of this Agreement needs to be revised to satisfy the requirements of Code Section 409A, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code and any such modification will attempt to maintain the same economic results as were intended under this Agreement. Each payment under this Agreement is intended to be treated as one of a series of separate payment for purposes of Code Section 409A and Treas. Reg. §1.409A-2(b)(2)(iii) (or any similar or successor provisions).
(a)    For purposes of this Agreement, the Executive's employment with the Company shall be deemed to be terminated when the Executive has a "Separation from Service" within the meaning of Code Section 409A, and references to termination of employment shall be deemed to refer to a Separation from Service. For purposes of this Section 10, and in accordance with Treas. Reg. §1.409A-1(h)(1)(ii) (or any similar or successor provisions), the Executive's Separation from Service shall be deemed to occur, without limitation, if the Company and the Executive reasonably anticipate that the level of bona fide services the Executive will perform after a certain date (the Executive's "Separation Date"), whether as an employee or as an independent contractor, will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.
(b)    Notwithstanding anything in this Agreement to the contrary, to the extent that payments under this Agreement are subject to Code Section 409A, are on account of a Separation from Service, and the Executive the Executive is considered a "specified employee" (as defined in Code Section 409A and Treas. Reg. §1.409A-1(c)(i) or any similar or successor provision) who otherwise would be entitled to a payment during the six-month period beginning on the Executive's Separation Date that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exception, the payment will not be made to the Executive until the earlier of the six-month anniversary of the Executive's Separation Date or the Executive's death and will be accumulated and paid on the first day of the seventh month following the Separation Date.
(c)    The Company does not guarantee that any payments made in connection with the Agreement will satisfy all applicable provisions of Code Section 409A.
11.    Miscellaneous Provisions.
(a)    Waiver, Amendment or Substitution. No provision of this Agreement shall be amended, modified, waived, substituted, or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of KCI (other than the Executive). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(b)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas. Subject to the requirements in Section 9 above, the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Texas, County of Bexar, including the Federal Courts located therein (should Federal jurisdiction exist).

(c)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(d)    Survival. The provisions of the Company's Non-Disclosure and Non-Compete Agreement, Sections 6, 7, 9, and 11 of this Agreement, and any other provisions of this Agreement that are intended to apply, operate or have effect after the expiration or termination of the term of this Agreement, or at a time when the term of this Agreement may have expired or terminated, shall survive the expiration or termination of the term of this Agreement for any reason.
(e)    Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes and other authorized deductions.
(f)    Deemed Resignation. Upon the Executive's termination of employment for any reason, the Executive shall be deemed to have resigned as of the date of the Executive's termination of employment from all offices, directorships and fiduciary positions with the Company and the Company's employee benefit plans unless the Executive is affirmatively re-appointed or re-elected to such position as of the date of the Executive's termination of employment.
(g)    No Representations. Each Party acknowledges that it is not relying and has not relied on any promise, representation or statement made by or on behalf of the other Party that is not set forth in this Agreement.
(h)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(i)    Prior Agreements Replaced and Superseded. Executive acknowledges and expressly agrees that this Agreement shall replace and supersede all prior arrangements, offer letters, agreements or memoranda, other similar agreements, plans, arrangements, or understandings, whether written or oral, regarding or referring to employment, severance, or any benefits or payment the Executive may receive upon termination of employment for any reason, including without limitation the Key Employee Retention Agreement by and between the Executive and the Company, dated April 20, 2007. Notwithstanding the foregoing, this Section 11(i) shall not apply to the Company's stock incentive plans, any qualified or non-qualified retirement benefit plans that provide for specific benefits, and any agreements listed in Exhibit B.
IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of KCI by its duly authorized officer, as of the day and year first above written.

EXECUTIVE /s/ John T. Bibb________________________ Name: John T. Bibb Address: 17834 Salado Draw San Antonio, Texas 78258 SSN:	KINETIC CONCEPTS, INC. By: /s/ Cathy Burzik Name: Cathy Burzik Title: President and CEO

EXHIBIT A TO EXECUTIVE RETENTION AGREEMENT
SEPARATION AND RELEASE AGREEMENT
Address: ________________________________________________________________
Dear __________________:
This Separation and Release Agreement (this "Release Agreement") confirms the terms of the separation of your employment from Kinetic Concepts, Inc. and any of its affiliates and subsidiaries ("KCI").
Termination of Employment
1.You and KCI have reached a mutual agreement that your employment with KCI will terminate effective as of ________ (the "Separation Date"). As of the Separation Date, you will no longer be an employee or officer of KCI, and you hereby resign from any and all employment and managerial positions, boards and officer, director or trustee positions, if any, with KCI as of the Separation Date. You also hereby agree to execute any other documents reasonably necessary to effectuate such resignations. Provided that KCI requests you to perform services from the date of this Release Agreement through the Separation Date, you shall, in KCI's sole discretion, (a) assist with the transitioning of your duties to a successor and (b) be available at reasonable times to respond to any questions that KCI may have regarding its business. In the sole direction of KCI, you will perform these services on Company premises or by telephone.

2.Regardless of whether you sign this Release Agreement, you will be paid your base salary earned through the Separation Date but not yet paid, and reimbursed for reasonable business expenses incurred through the Separation Date consistent with KCI's expense reimbursement policy. As of the Separation Date, you will cease to participate in all KCI benefit plans (except as provided by COBRA).

Separation Payment and Benefits
3.Subject to your compliance with the terms and conditions of this Release Agreement, and provided that you do not revoke your consent to this Release Agreement as permitted by paragraph 14 of this Release Agreement, KCI shall, in accordance with the terms of Section 4 of the Executive Retention Agreement effective as of _________ (the "Executive Retention Agreement"): (a) pay, or cause to be paid, to you a separation payment of $_________ (______Dollars), less all amounts required to be withheld by law, including, but not limited to, any applicable federal, state or local taxes within five (5) business days of the Effective Date (as defined in paragraph 14 of this Release Agreement); and (b) if you timely elect COBRA health insurance continuation coverage, reimburse you for COBRA premiums for up to _______ (___) months following the date of termination.

Releases
4.You, for yourself and successors, assigns, executors and administrators, now and forever hereby release and discharge KCI, together with its respective past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (collectively, the "Releasees") from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, "Claims") which you or your executors, administrators, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (a) arising from the beginning of time up to the date you sign this Release Agreement including, but not limited to, any Claims (i) relating in any way to your employment relationship with KCI or any of the Releasees or (ii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Family Medical Leave Act of 1993, the Texas Commission on Human Rights Act, the Texas Workers' Compensation Act and/or any other applicable local or state law, each as amended; (b) relating to the termination of your employment relationship with KCI or any of the Releasees; (c) relating to wrongful employment termination; or (d) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between KCI and any of the Releasees and you, including, (A) the Offer Letter dated __________ (the "Offer Letter"); and (B) the Executive Retention Agreement. Notwithstanding the foregoing, nothing contained in this paragraph 4 shall in any way release or discharge any Claims you may have (1) for payments or benefits forth in this Release Agreement, (2) for indemnification under the charter, by-laws, certificate of formation, operating agreement or other governing documents of KCI, insurance policies of or pertaining to KCI, or applicable law, (3) your rights to any vested pension or retirement benefits (including, without limitation, 401(k), or (4) that cannot be waived under applicable law.

5.You acknowledge and agree that, except as otherwise expressly provided in this Release Agreement: (a) KCI has fully satisfied any and all obligations whatsoever owed to you arising out of your employment with KCI, and that no further payments or benefits are owed to you by KCI or any of the Releasees, including, but not limited to, any payments or benefits under the Offer Letter or the Executive Retention Agreement; and (b) you have knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys' fees.

6.You agree to indemnify KCI and hold it harmless for any claims brought by any taxing authority against any of the Releasees seeking payment of taxes, penalties and/or interest related to the assessment, determination and/or reporting of taxes under federal, state and/or local law, including, without limitation, payment of attorneys' fees for counsel selected by KCI for its defense of such matters and costs.

Equity Awards
7.You understand and acknowledge that any outstanding equity awards (non-qualified stock options and restricted stock awards) will be governed by the terms of the award agreements respecting such awards, and that this Release Agreement does not alter or amend the terms thereof. KCI agrees that for purposes of such awards your separation of employment shall be treated as one other than for cause. Upon the termination of your employment, KCI's equity administration department will provide you with a detail of vested equity awards that may be exercised by you during time periods prescribed under the equity award agreements. Except as provided below, all unvested and unlapsed equity awards will be cancelled upon your termination according to the terms of the equity award agreements and the KCI equity plans governing such awards.

Covenants/Confidentiality
8.You acknowledge and agree that during your employment with KCI you have developed and had access to confidential trade secret information. Accordingly, notwithstanding any provision of this Release Agreement to the contrary, you hereby reaffirm, and agree to comply with the Non-Disclosure and Non-Compete Agreement, a form of which is attached hereto as Exhibit A (the "Covenants Agreement"). You further agree that the Covenants Agreement shall remain in full force and effect as if restated herein.

9.You agree not to take any action or to make any statement, written or oral, that disparages or criticizes the business or management of KCI or any of its respective directors, officers, agents, or employees. Except as required or permitted by paragraphs 11 or 12 below, you further agree not to take any action that is intended to, or that does in fact, damage the business or reputation of KCI, or the personal or business reputations of any of their respective directors, officers, agents, or employees, or that interferes with, impairs or disrupts the normal operations of KCI.

10.You agree that you will not disclose this Release Agreement or its terms to any person, except (a) to your immediate family, provided that prior to such disclosure, you inform your immediate family that they are also bound by confidentiality and you shall be responsible for any such disclosure by your immediate family; (b) as may be required for obtaining legal or tax advice provided that prior to such disclosure you will inform your legal or tax advisor that they are bound by confidentiality and you shall be responsible for any such disclosure by your legal or tax advisor; (c) for the filing of income tax returns; (d) as may be required by law, provided that you shall promptly notify KCI prior to making any disclosure required by law so that KCI may seek a protective order or other appropriate remedy; or (e) in any proceeding to enforce this Release Agreement.

11.You agree that you will, at KCI's request, cooperate fully with KCI in any regulatory or legal matter that involves KCI, or its then-current or former officers, directors, employees or agents, about which you may have knowledge or information. Your cooperation may include, but not be limited to, the following: (a) appearing for an interview; (b) answering all questions fully and truthfully; (c) appearing for depositions and/or at trial related to any claim, action or litigation in which KCI becomes a party; and (d) meeting with representatives of KCI to assist in preparation for such depositions and/or trials.

12.Nothing in this Release Agreement shall prevent you from providing truthful and accurate information to any government agency, internal regulating body or as otherwise may be required by law.

Return of Company Property
13.On or before the date you execute this Release Agreement, you will return all property in your possession, custody or control which belongs to KCI, including without limitation, keys, credit cards, computers, phone cards and other physical property of KCI, and any of KCI's documents, reports, files, memorandum, records, software and other media, whether kept in paper or electronic format, and neither you nor anyone acting on your behalf shall maintain copies, duplicates, reproductions or excerpts of any such property.

Voluntary Waiver
14.You understand and agree that KCI is under no obligation to provide the payments and benefits provided in this Release Agreement absent your consent to the terms of this Release Agreement, and that you are under no obligation to consent to this Release Agreement. You acknowledge and agree that (a) KCI has advised you of your right to consult with an attorney prior to executing this Release Agreement, (b) you have carefully read and fully understand all of the provisions of this Release Agreement, and (c) you are entering into this Release Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration. You shall have twenty-one (21) calendar days from the date of this Release Agreement to consider this Release Agreement, although you may sign it sooner; provided, however, that if the termination of your employment is part of an exit incentive or employment termination program, you shall have forty-five (45) days from the date of this Release Agreement to consider this Release Agreement and the Older Workers Benefit Protection Act chart that is attached as Exhibit C to this Release Agreement. Once you have signed this Release Agreement, you shall have seven (7) additional calendar days from the date of execution to revoke your consent to this Release Agreement. Any such revocation shall be made in writing so as to be received by David A. Lillback, Senior Vice President, Human Resources, prior to the eighth (8th) calendar day following your execution of this Release Agreement. If no such revocation occurs, this Release Agreement shall become effective on the eighth (8th) calendar day following your execution of this Release Agreement (the "Effective Date"). In the event that you revoke your consent or you do not sign this Release Agreement within the applicable review period, this Release Agreement shall be null and void, and KCI shall not be obligated to provide you with any of the payments or benefits set forth in this Release Agreement.

Governing Law; Dispute Resolution
15.This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without reference to its choice of law rules.

16.No waiver by either party of any breach by the other party of any condition or provision of this Release Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Release Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party's legal representative to draft any of its provisions.

17.Any claim or controversy arising out of or relating to this Release Agreement, your employment with or separation from KCI, or arising out of any other transaction or occurrence with the Releasees, shall be submitted to final and binding arbitration in Bexar County Texas according to the procedures set out in KCI's Arbitration Policy, a copy of which is attached hereto as Exhibit B. With an adequate opportunity to consult with legal counsel, you have knowingly and voluntarily waived any right to trial by jury of any dispute with any of the Releasees, notwithstanding contrary provisions of any federal, state or local law, regulation or ordinance. Notwithstanding the foregoing provisions, if you breach any of your restrictive covenants, KCI shall have the right to seek immediate injunctive relief in the form of a temporary restraining order or preliminary injunction, enjoining you from such further breach of those provisions of this Release Agreement, pending a final ruling by the arbitrator.

No Admission of Wrongdoing
18.Nothing contained in this Release Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability by you or by KCI or any of the other Releasees.

Enforceability
19.In the event that any one or more of the provisions of this Release Agreement, including the Exhibits A, B and C (if applicable) hereto, are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law. Moreover, if any one or more of the provisions contained in this Release Agreement, including the Exhibits A, B and C (if applicable) hereto, shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

Successors and Assigns
20.This Release Agreement shall inure to the benefit of and be binding upon KCI and any successor organization which shall succeed to KCI by merger or consolidation or operation of law, or by acquisition of assets of KCI. This Release Agreement is personal to you and may not be assigned by you. In the event of your death prior to KCI's having made or paid to you any or all of the payments and benefits referenced in this Release Agreement, KCI shall instead make or pay to your estate, as and when otherwise due hereunder, all such then remaining payments and benefits.

Entire Agreement
21.The terms described in this Release Agreement, including in Exhibits A, B and C (if applicable) hereto, set forth the entire agreement and understanding of the parties and supersede all prior agreements, arrangements and understandings, written or oral, between the parties, including, but not limited to, the Offer Letter and the Executive Retention Agreement, provided, however, that as specifically provided in paragraph 8 above, the Covenants Agreement remains in full force and effect. You acknowledge and agree that you are not relying on any representations or promises by KCI, other than those set forth herein, with regard to the subject matter, basis or effect of this Release Agreement or otherwise. This Release Agreement may not be altered or modified other than in a writing signed by you and an authorized representative of KCI.

*        *        *
Please indicate your agreement to the foregoing terms by signing and dating the Release Agreement in the space provided below. If you decide to revoke your consent to the Release Agreement, it must be in writing and be received by me at the above address before the close of business on the seventh day after execution of this Release Agreement.
Very truly yours,

Kinetic Concepts, Inc.

By:     _____________________________
Name    ________________________
Title    ________________________

Agreed to and Accepted By:
_____________________
Name
Date: _________________

EXHIBIT
COPY OF COVENANTS AGREEMENT

EXHIBIT B TO EXECUTIVE RETENTION AGREEMENT

EXISTING AGREEMENTS

This Exhibit B to that certain Executive Retention Agreement entered into by and between the Company and the undersigned executive sets forth the existing agreements between the parties, which are not superseded by the Executive Retention Agreement.

Existing Agreements

Promotion Letter dated April 7, 2011.

ACKNOWLEDGED AND AGREED on this 18 day of April 2011.

John Bibb
Name